PRODUCTION AGREEMENT



         THIS AGREEMENT ("Agreement") is entered into and made effective as of , 1995, by and between Media Licensing, Inc., a Nevada corporation with offices at 536 Broadway, 7th Floor New York, New York, 10012 (hereinafter referred to as "Licensee"), Spice, Inc., a New York corporation with offices at 536 Broadway, 7th Floor, New York, New York 10012, and VCA Labs Inc., a California corporation, with offices at 9650 DeSoto Avenue, Chatsworth, California 91311 (hereinafter referred to as "Licensor").


                                    RECITALS

         A. Licensor produces motion pictures containing explicit sexual content for mature audiences (each motion picture produced and/or distributed by Licensor is referred to as a "Picture" and collectively as the "Pictures").

         B. Licensee is engaged in the business of distributing motion pictures to others for distribution, currently, by satellite delivered pay-per-view television to cable affiliates for distribution to their subscribers and directly to subscribers in the direct to home satellite market, via video dial tone ("VDT"), video on demand ("VOD"), near video on demand ("NVOD") and other media throughout the world.

         C. Spice, Inc., Adam & Eve Communications, Inc., Licensor and certain other persons entered into a letter agreement dated January 26,1995 (the "Letter Agreement") which provided among other things, for the merger of AEC into Spice (the "AEC Merger"). Pursuant to the Letter Agreement, Licensor and Licensee are entering into simultaneously with the execution hereof, an agreement (the "Master Agreement") which provides (i) an election by Spice to extend the term of the existing licenses of the approximately 140 adult pictures previously licensed by Licensor and PHE, Inc., to AEC for distribution by AEC on the Adam & Eve television service pursuant to the terms set forth in the Master Agreement,
(ii) Licensor offering to Spice or an affiliate thereof, a right of first refusal to license all heterosexual adult picture produced and/or distributed by Licensor which are not Joint Pictures (as defined below)(pictures for which Licensee exercises its right of first refusal are referred to as "Licensed Pictures") and which Licensed Pictures will be licensed by Licensor to Licensee pursuant to the terms of a License Agreement and (iii) for Licensor and Licensee to enter into this Production Agreement to co-produce and co-finance between 2 and 4 Pictures (referred to as "Joint Pictures") a month as provided for herein.

         D. Spice, an affiliate of Licensee, is engaged in the business of distributing two television services featuring cable version adult movies, one of which is currently known as the Spice service (collectively, the Spice Services").

         E. Licensor and Licensee desire that Licensor grant the rights and license the Joint Pictures to Licensee upon the terms and conditions set forth in this Agreement.

         NOW, THEREFORE, in consideration of the mutual promises and agreements herein contained, and for other good and valuable consideration, the parties hereto do hereby agree as follows:

         1.       DEFINED TERMS.

         The following terms shall have the meaning set forth below:

                  1.1 "Linear Transmission" shall mean transmission of a Picture for noninteractive playback including, but not limited to, cable television ("CATV"), direct to home satellite ("DTH"), video dial tone ("VDT"), video on demand ("VOD"), near video on demand ("NVOD"), on line, SMATV, video file server, wireless cable and other means of transmission and/or distribution currently existing or hereinafter developed.

                  1.2 "Territory" shall mean any geographic area where the Spice Services may be received by Spice Subscribers.

                  1.3 "Spice Services" mean the two 24 hour a day 7 day a week programming services owned and operated by Spice, Inc. and currently distributed by satellite and tape delivery and which feature Cable Version adult movies and programming, one of which is currently known as "Spice" and which are distributed on a pay-per-block, pay per view and subscription basis.

                  1.4 "Spice Subscriber" shall mean an individual with an addressable decoder capable of viewing the Spice Services.

                  1.5 "Interactive Program Rights " shall mean all rights to exhibit, transmit, sell, rent, disseminate, distribute, and generally exploit a Picture and its elements by any means for the purpose of creating or otherwise devising a multimedia presentation (which presentation may include some or all of moving pictures, photographs, sound, music, graphics, animation, artwork, text, and data, and other material, whether interactive or otherwise) and available on a variety of media including CD-ROM, CDI, 3DO, Sega Genesis or distributed, exhibited or otherwise made available via interactive television transmission, dedicated phone line or other digital transmission, or in any theater or other place where an admission fee is charged for a multimedia presentation, or by any other means, method, technique, or device whether now known or hereafter invented, devised, or discovered for enabling a multimedia program or presentation or such other means as currently existing or developed in the future.

                  1.6 "Joint Pictures" shall mean (i) the Pictures which meet the parameters of section 3 (ii) Pictures which Licensee and VCA bear equally the production cost thereof as provided for in Section 8.1 and (iii) Pictures in which Licensor has licensed to Licensee the rights as set forth in Section 4.

                  1.7 "Licensed Pictures" shall mean the Pictures licensed by Licensor to Licensee pursuant to the License Agreement.

                  1.8 "Cable Version" shall mean a Picture with adult content which depicts heterosexual situations and nudity but does not depict actual penetration of body parts or erect genitalia or male ejaculation and where the content and degree of explicitness of movies and related programming currently featured on the Spice Services.

                  1.9 "Explicit Version" shall mean a Picture which depicts heterosexual situations and nudity and which depicts actual penetration of body parts, erect genitalia and ejaculation.

                  1.10 "Universe" shall mean the universe as that term is commonly defined.

                  1.11 "Stand Alone Hotel Rights" shall mean and include the right to sell, market and license any form of a Picture for exhibition in hotels, motels, military bases, oil rigs, fraternities, sororities, prisons, ships, airplanes and hospitals by means of closed-circuit television systems where the copy of the Picture is delivered to the facility and the telecast originates within such place and specifically excluding delivery of the Picture by satellite feed or a feed from a cable affiliate (which is included in the definition of Linear Transmission).

                  1.12 "Videogram Rights" shall mean and include all rights to distribute, sell, rent, disseminate, market, and generally exploit all forms of audio-visual discs and cassettes including, but not limited to , video cassette, laser disc, DVD, analog or digital linear playback and storage devices and similar devices, whether now known or hereafter devised for the "at home" market.

         2.       JOINT PICTURES.

                  2.1 Submission of Joint Pictures. Not later than 90 days prior to the first day of each month during the Term of this Agreement, Licensor shall submit to Licensee notice (the "Notice") of the availability of no less than 2 and no more than 4 Pictures meeting the specification of Section 3 for joint development, ownership and license by Licensee as more specifically set forth in
Section 4 (referred to as "Joint Pictures"). Licensee shall license all such Joint Pictures which meet the specifications and criteria set forth in this Agreement. The Notice of such Joint Picture's availability shall contain (i) the title of such Joint Picture, (ii) the principal stars (iii) a brief synopsis of the plot and (iv) if applicable, Licensor's election to retain the Interactive Programming Rights to the Joint Picture as provided for in accordance with
Section 4.3. Licensor acknowledging that Licensee requires the information contained in the Notice prepare its monthly schedules for the Spice Services at least 90 days prior to the first exhibition of a Picture on the Spice Services.

         3.       PICTURES.

                  Each Joint Picture when delivered by Licensor to Licensee shall meet the following specifications:

                  3.1 Each Picture shall be a newly produced motion picture in color fully synchronized with dialogue, music, lyrics, sound and effects containing all of the elements provided for in this Agreement containing scenes of an explicit nature and shot with two cameras to provide an Explicit Version and a Cable Version.

                  3.2 Each Picture shall be produced in the English language, and shall be of a quality similar to Licensor's highest quality adult motion pictures with similar budgets

                  3.3 Each Picture shall be of first class technical quality, shall comply with all the provisions of the Delivery Schedule attached hereto as Schedule "C" , and without limiting the generality of the foregoing, the master videotapes, soundtracks, and other material of the Pictures shall be of suitable quality and condition so that first class copies suitable for Linear Transmission can be made therefrom.

                  3.4 At Licensor's election, the Pictures may be produced on 35mm motion picture film (the "Filmed Pictures") or produced on video tape (the "Videotaped Pictures"). Notwithstanding the foregoing Licensee acknowledges that most if not all of the Joint Pictures and Licensed Pictures will be Videotaped Pictures

                  3.5 With respect to each of the Joint Pictures, Licensee shall approve the final budget, Director, and cast in the Principal Roles (the "Elements") and all of Licensee's obligations hereunder are specifically made subject to and conditioned upon the Picture containing such Elements.

                  3.6 The final budget ("Budget") for each of the Joint Pictures shall be no more than approximately $30,000. Licensor's license fee for each Joint Picture shall be equal to half of the cost of such Picture.
Notwithstanding the forgoing, the Budget for a Joint Picture shall in no event exceed $35,000 without Licensee's prior written consent.

                  3.7 The Director and the cast in the Principal Roles shall be approved by Licensee in accordance with the provisions of subparagraph 3.10 below.

                  3.8 Once an Element has been approved by Licensee, any replacements for or other substantial changes in any such Element shall be subject to Licensee's prior written approval, however, such approval shall not be unreasonably withheld and shall not be exercised in a manner to intentionally frustrate the terms of this Agreement except that Licensor may in its reasonable discretion, substitute similar valued Elements in order to mitigate any adverse production problems beyond Licensor's control.

                  3.9 If a Picture is delivered to Licensee with any of the Elements differing from those purported by Licensor and approved in writing by Licensee, Licensee shall have the right, in its sole discretion, to: (a) terminate its obligations hereunder with respect to such Picture, and/or (b) select another Picture to be treated as a Joint Picture.

                  3.10 As used in Section 3.10, "Principal Roles" means the female lead, second female lead, and the male lead. Each of the Pictures shall, in the Principal Roles, feature cast considered to be "A" list cast in accordance with the standards of the U.S. adult video industry, including without limitation actresses and actors such as Juli Ashton, Sunset Thomas and other performers of similar prominence. Prior to the commencement of principal photography on a Picture, Licensor shall submit to Licensee a list of performers proposed for the Principal Roles. Licensee shall be entitled to disapprove of any proposed performers who in Licensee's reasonable opinion might reduce the marketability of the Picture. All performers on the "Approved List" attached as Schedule "B" are pre-approved for all Principal Roles in any of the Pictures. Prior to the commencement of principal photography on a Picture, Licensor shall submit to Licensee the name of the proposed Director, and Licensee shall be absolutely entitled to disapprove of any proposed Director. All Directors on the "Approved List" attached as Schedule "B" are pre-approved in respect to any of the Pictures.

                  3.11 Each Picture's title, as and when identified, shall be listed on the form of Amendment to this Agreement, attached as Schedule "A". The term "Picture", as used herein, shall include the underlying literary material upon which the Picture is based and all characters, plots, themes, and titles and all rights of whatever kind or nature in and to the Picture including any and all copyrights, and renewals and extensions thereof.

                  3.12 For each of the Pictures, Licensor shall comply with all laws, rules and regulations, including the Child Protection Restoration and Penalties Act of 1990 and the regulations issued thereunder (the "Act and Regulations"), as they may be amended from time to time. Without limiting the generality of the foregoing, in respect of the Act and Regulations, Licensor shall: (i) ascertain, by examination of an identification document or documents containing such information, the name (including any aliases or former names) and date of birth of every performer in each Picture; (ii) create and maintain true, individually identifiable records of such information for every performer portrayed in each of the Pictures, and maintain said records as required by Act and Regulations; (iii) in accordance with the Act and Regulations, affix to each of the Pictures a statement describing where the said records are located, such statement to include the name, title, and business address of the individual employed by Licensor who is responsible for maintaining the said records, and
(iv) insure that none of the cast appearing in any Joint Picture are minors or under any other legal disability.

         4.       GRANT OF RIGHTS IN JOINT PICTURES.

                  4.1 Except for Licensor's retained rights set forth below in
Section 4.2 and 4.3(collectively, the "Retained Rights"), Licensor hereby irrevocably grants, transfers, sets over and assigns to Licensee the sole and exclusive right, license and privilege, under copyright and otherwise, to exhibit and/or distribute by all means and in all media including via Linear Transmission, Stand Alone Hotel Rights and all other means or methods, whether now known or hereinafter developed, and otherwise to market, reissue, transmit, perform and exploit the Joint Pictures and trailers thereof, and excerpts and clips therefrom throughout the universe and in perpetuity, in any and all languages and versions (including dubbed, subtitled and narrated and Cable Version and Explicit Version), including Stand Alone Hotel Rights and any other rights in the Joint Picture for all purposes.

                  4.2 Licensor shall retain the Videogram Rights to the Joint Pictures.

                  4.3 Pursuant to the Letter Agreement, Licensor and Licensee agreed to apportion the Interactive Programming Rights to the Joint Pictures during each calendar year during the Term as follows: Licensor had the right to first select to retain for itself the Interactive Programming Rights to two of the Joint Pictures, then Licensee had the right to select to retain for itself the Interactive Programming Rights to two of the remaining Joint Pictures, then the parties were to alternate thereafter. To avoid delay in the exploitation of the Interactive Programming Rights, the following procedure will be used, it being the parties' intention to follow the principles of the alternating selection process described above as closely as is practicable. Licensor shall elect whether to retain the Interactive Programming Rights to each Joint Picture in the Notice pertaining to such Joint Picture as provided for in Section 2.1. The Interactive Programming Rights to any Joint Picture which Licensor does not elect to retain shall be granted to Licensee. After Licensor has selected the Interactive Programming Rights to two Joint Pictures, if Interactive Programming Rights to at least two of the Joint Pictures have not been granted to Licensee under the preceding sentence, Licensee shall have the right to select to retain the Interactive Programming Rights to two of the Joint Picture from the next three Joint Pictures produced by Licensor. After each of the parties have been granted the Interactive Programming Rights to two Joint Picture, the parties shall alternate with Licensor making its election to retain the Interactive Programming Rights with respect to a Joint Picture in the Notice pertaining to such Joint Picture. If at any time Licensor and Licensee have selected to retain the Interactive Programming Rights to an equal number of Joint Pictures, Licensee shall have the right to refuse the Interactive Programming Rights for a Joint Picture, provided that Licensee shall be entitled to exercise the foregoing right to refuse no more than 5 times during any calendar year.

                   4.4 If Licensor wishes to produce and/or otherwise distribute a sequel, prequel or remake of a Joint Picture, Licensor shall be obligated to offer to Licensee the right to designate any such Picture as a Joint Picture and shall give written notice of its intention to make such Picture, which notice shall contain the proposed title, principal actors, plot synopsis and proposed budget . Licensee shall have 15 days from its receipt of such notice to elect whether to have such Picture designated as a Joint Picture. If Licensee elects to designate the Picture as a Joint Picture, Licensee shall be granted the rights in such Picture set forth in Section 4 and pay the license fee for such Picture as provided for in Section 8.1.

                  4.5 Licensor agrees that it shall not exploit its Retained Rights in any Joint Picture licensed to Licensee in any mode or manner of media anywhere in the universe including without limitation, Videogram Rights and Interactive Program Rights in certain of the Joint Pictures as provided for in
Section 4.2 until 30 days after the Joint Picture's Delivery Date(as that term is defined in Section 6.1).

                  4.6 Without in any way limiting the generality of the foregoing, the rights granted to Licensee shall include, and there is hereby granted to it, the sole and exclusive right:

                  4.6.1 To use the title(s) by which the Joint Pictures are or may be known or identified and to change the title(s) of the Joint Pictures;

                  4.6.2 To permit, authorize and license others to exercise and exploit any of Licensee's rights hereunder (including without limitation Licensee's right to sub-license and to receive credit) and to distribute, exhibit, advertise, publicize and exploit the Joint Pictures under any terms and in such manner as Licensee may deem proper or expedient;

                  4.6.3 To make such dubbed and subtitled versions of the Joint Pictures, and the trailers thereof, including but not limited to, cut-in, synchronized and superimposed versions thereof in any and all languages for use in such parts of the Territory as Licensee may deem advisable; if either party makes a dubbed or subtitled version of a Joint Picture, it shall make such version available to the other party;

                  4.6.4 To permit commercial messages to be exhibited or broadcast before, during and/or after the exhibition of the Joint Pictures;

                  4.6.5 To place Licensee's name, logo and/or trademark on the prints, master videotapes, Beta SP video dubs, and multimedia products in which Licensee has obtained the Interactive Program Rights to the Joint Pictures ("Selected Joint Pictures") and in trailers thereof, and in all advertising and publicity relating thereto, in such a manner, position, form and substance as Licensee may deem advisable in the exercise of its sole discretion;

                   4.6.6 To make such changes, additions including, but not limited to narration, alterations, cuts, interpolations and eliminations as Licensee may require in order to adapt and make the Joint Pictures suitable for exhibition in any and all parts of the Universe in connection with content requirement or otherwise or to meet the time segment requirements of television stations. Furthermore, in respect of the Selected Joint Pictures, Licensee shall be entitled to make any changes, additions, alterations, cuts, interpolations, rearrangements, changes of sequence, and eliminations ("changes") deemed desirable by Licensee in connection with the exploitation of the Interactive Program Rights to the Selected Joint Pictures; and any such changes shall not constitute a violation of the so-called "moral rights" of authors or any other party;

                           4.6.7  To publicize, advertise, and exploit the
Joint Pictures throughout the Universe during the Term and to cause or permit others to do so, including, without limitation, the exclusive right in the Territory in connection with, and for the purpose of, advertising, publicizing and exploiting the Joint Pictures, to: (a) publish and to license and authorize others to publish in any language and in such forms as Licensee may deem advisable, synopses, summaries, resumes and stories of and excerpts from the Joint Pictures and from any literary or dramatic material included in the Joint Pictures or upon which the Joint Pictures are based in book form and in newspapers, magazines, trade periodicals, booklets, pressbooks and any other periodicals and in all other media of advertising and publicity whatsoever;
(b) to perform, disseminate, and exhibit by any means in any media, including without limitation to broadcast by radio and television and to license and authorize others to so broadcast, in any language, the Joint Pictures or any parts or portions thereof, and any literary or dramatic material included in the Joint Pictures or upon which the Joint Pictures are based, and to use in conjunction therewith any other literary, dramatic or musical material; and
(c) to use, license and authorize others to use the name, physical likeness and voice (and any simulation or reproduction of any thereof including still photographs from or relating to the Joint Pictures) of any party rendering services in connection with the Joint Pictures for the purpose of advertising, publicizing or exploiting the Joint Pictures or Licensee, subject to contractual restrictions in favor of any third party or such party rendering such services or granting such rights, provided that Licensor shall have notified Licensee of said provisions as part of delivery hereunder and except as limited or restricted as set forth on the "Disclosure" item of Schedule A;

                           4.6.8  To cause the production of trailers of the
Joint Pictures and to perform, disseminate, and exhibit such trailers, using the performances, names, physical likenesses and voices (and any simulation or reproduction of any thereof) depicted, reproduced or portrayed in the Joint Pictures and the artwork, scenery, props and objects appearing or portrayed therein, subject to contractual restrictions in favor of any third party rendering services or granting such rights, provided that Licensor shall have notified Licensee of said provisions as part of delivery hereunder;

                  4.7 Nothing herein contained shall be construed as to obligate Licensee or Licensor to exercise any or all of its rights under this Agreement or to release, distribute or exploit the Joint Pictures or any part thereof in any form or medium, all such decisions being in Licensee's or Licensor's sole discretion.

         5.       TERM.

         Unless sooner terminated in accordance with the provisions of this Agreement, "Term", as used in this Agreement, shall mean the period commencing with the date of Delivery (as that term is defined in section 7. below) and ending three years thereafter (the "Initial Term") which shall automatically be extended for additional 3 year periods (each referred to as a "renewal Term") unless either party gives written notice at least 90 days prior to the expiration of the Initial Term or the Renewal Term, as the case may be, not to renew this Agreement or this Agreement is sooner terminated pursuant to the express terms of this Agreement.

         6.       DELIVERY OF THE PICTURES.

                  For each Joint Picture, Licensor shall, as a budgeted cost and expense, deliver to Licensee (or its designee) the Joint Picture and all materials, elements, and items (the "Delivery Items") specified herein and in the Joint Picture Delivery Schedule, attached as Schedule "C" by the Delivery Date for each Picture set forth in Section 7.4 and in the manner specified herein:

                  6.1. On or before the Delivery Date for each Joint Picture, Licensor shall deliver:
                  6.1.1 One (1) individually manufactured Beta SP videotape dub (or 35mm print for Filmed Pictures) of the Explicit Version of the Picture;

                  6.1.2 One (1) individually manufactured Beta SP videotape dub (or 35mm print for Filmed Pictures) of the Cable Version of the Picture; and

                  6.1.3  VHS videotape screener of the Cable Version.

                  The dubs (or 35 mm prints, as the case may be) shall be of first-class, broadcast quality, shall be first-generation transfers from the videotape master, which shall have been derived directly from the original motion picture low contrast print or interpositive of the Picture (in respect of the Filmed Pictures), or from the original videotape elements (in respect of the Videotaped Pictures). The dubs shall conform to all of the technical and other standards set out in Schedule "C" hereto, and the dubs shall not contain any advertising or promotional material. Within a reasonable time after receiving a dub, Licensee shall evaluate it and accept or reject such dub by notice to Licensor within 10 days of its receipt thereof(the last day of such 10 day period is referred to as the Inspection Date"). If Licensee shall fail to notify Licensor of rejection of a Dub in writing by the Inspection Date, such Dub shall be deemed acceptable. If Licensee rejects a dub, Licensor shall deliver a second or corrected dub within 10 days. Licensee's right of evaluation shall apply to each and every dub of a Picture delivered hereunder; provided, however, that if Licensee shall reject a dub of a Picture a second time, Licensee may, at its sole option, terminate its obligation to license such Picture hereunder, and Licensee shall not be obligated to pay any license fee for such Picture. (The date Licensee accepts a Dub or if Licensee fails to reject a Dub by the Inspection Date, the Inspection Date, shall be referred to as the "Delivery Date.")

                  6.2 Other Delivery Items. As soon as reasonably possible, but in no event later than 30 days prior to the Delivery Date for a Joint Picture, Licensor shall deliver to the Licensee all of the Collateral Materials, the Legal Materials, and all other Delivery Items as provided in Schedule "D."

                  6.3 Access. In addition to the Delivery Items, Licensor shall give Licensee a laboratory access letter in the form attached hereto as attached Schedule "E" granting Licensee access to all of the negative pre-print and videotape materials relating to the Joint Pictures, if any such materials are located at another person's facility.

                 6.4 Delivery Dates. Licensor shall deliver the Joint Pictures for a respective month on the first of each and every month (the "Delivery Date" for said Pictures) starting June 1, 1995 and continuing thereafter during the Term.

                6.5. Failure of Delivery. Should Licensor fail to timely deliver any of the Pictures, or any of the Delivery Items, Licensee, in addition to all of its other rights and remedies, may manufacture, repair, correct, or purchase such undelivered items and deduct the cost thereof from the License Fee, said amount deducted not to exceed the License Fee.

         7.       LICENSE FEE.

                  7.1 As the full, complete, and entire consideration for the rights granted to Licensee in the Joint Pictures and for Licensor's representations, warranties and indemnifications made hereunder, Licensee hereby agrees to pay Licensor a license fee for the Joint Pictures equal to one-half of the budgeted cost for each Joint Picture, Licensee's share is estimated to be approximately $15,000 per Joint Movie. The parties acknowledge that the budgeted cost for a Joint Picture may be greater or less than the $30,000 estimate but in no event shall the budgeted cost for a Joint Picture exceed $35,000 without Licensee's express written consent.

                  7.2 Payment. Licensee shall pay for the Joint Pictures or the Licensed Pictures within 10 days after the Delivery Date.

         8.       WARRANTIES AND REPRESENTATIONS.

                  Licensor warrants, represents and agrees as follows:

                  8.1. The Joint Pictures will be, when completely finished, fully edited, titled and fully synchronized with English language, dialogue, sound and music, recorded with sound equipment pursuant to valid licenses and in all respects ready and of a technical quality adequate for release;

                  8.2. Licensor will take reasonable steps to ensure that the Cable Versions of each of the Joint Pictures will meet the standards of attached Schedule __;

                  8.3. Licensor is the sole owner of, and has the right, power and authority to enter into this Agreement and to grant to or vest in Licensee, all of the rights, licenses and privileges granted to or vested in Licensee under this Agreement;

                  8.4. Licensor has taken reasonable measures to ensure that all of the following have been fully paid or discharged or the payment thereof shall be secured in a manner reasonably satisfactory to Licensee;

                  8.4.1 All claims and rights of owners of copyrights in literary, dramatic, musical rights and other property or rights in and to all stories, plays, scripts, scenarios, themes, incidents, plots, characters, dialogues, sounds, music, words and other material of any nature whatsoever appearing, used or recorded in the Joint Pictures;

                  8.4.2 All claims and rights of owners of inventions and patent rights with respect to the recording of any and all dialogue, music and other sound effects recorded in the Joint Pictures and with respect to the use of all equipment, apparatus, appliances and other materials used in the photographing, recording or otherwise in the manufacture of the Joint Pictures;

                  8.4.3 All claims and rights with respect to the use, distribution, performance, exhibition and exploitation of the Joint Pictures, and any music contained therein, excluding so-called small performance fees and television performing rights fees payable to the owners of copyrights to the music contained in the Joint Pictures; and

                  8.4.4 All cost of producing and completing the Joint Pictures.

                  8.5. Licensor reasonably believes that there are not now, and there will not be outstanding at any time liens, claims, charges, encumbrances, restrictions, agreements, commitments, or arrangements whatsoever with any person, firm or corporation, or any obligation (past, present or future), or any defaults under, or breaches of, any contract, license or agreement which can, or will, in any way interfere with, impair, abrogate, or adversely or otherwise affect any of the rights granted to Licensee pursuant to the terms of this Agreement, and that (except to the extent hereinafter expressly provided) there are not now and will not be any payments of any kind required to be made by Licensee in respect, or as a result, of any use of the Joint Pictures pursuant to the rights and licenses herein granted to Licensee. Licensor represents and warrants that any liens of any other third parties which may hereafter attach to the Joint Pictures are and will be subordinate in all respects to Licensee's rights under this Agreement, and that Licensor has paid all sums owing to the Screen Actors Guild, if any, including residuals described in Section 8.11 below and except set forth in the Disclosure item of Schedule A;

                  8.6. Licensor reasonably believes that neither the Joint Pictures nor any parts thereof, nor any materials contained therein or synchronized therewith, nor the titles thereof, nor the exercise of any right, license or privilege herein granted, violates or will violate, or infringes any trademark, trade name, contract, agreement, copyright (whether common law or statutory), patent, or any literary, artistic, dramatic, personal, private, civil or property right of privacy or publicity or "moral rights of authors" or any other right whatsoever or constitute libel or slander of any person, firm, corporation or association whatsoever except if Licensee materially alters the content or sequence of a Joint Picture ;

                  8.7. To the best of Licensor's knowledge, the Joint Pictures do not violate applicable FCC or other governmental requirements;

                  8.8. Licensor has taken reasonable steps to ensure that neither the Joint Pictures nor any part thereof have been released, distributed, or exhibited theatrically or non-theatrically or by means of television or in any medium whatsoever except as otherwise noted in Schedule A in the Disclosure item;

                  8.9. Licensor has not sold, assigned, transferred or conveyed, and will not sell, assign, transfer or convey, to any party, any right, title or interest in and to any of the Joint Pictures or any part thereof, or in and to the dramatic or literary material upon which they are based adverse to or derogatory of the rights granted to Licensee. Licensor further represents and warrants that it has not authorized and will not authorize any party to distribute, exhibit or exploit in any language, in any location, by any method or means, any of the Joint Pictures, or any remake or sequel thereto, or any motion picture of any type or kind based in whole or in part on such literary or dramatic material, or any of the characters depicted therein adverse to or derogatory of the rights granted Licensee, and has not authorized and will not authorize any other party to exercise any right or take any action which might tend to derogate from or compete with the rights herein granted or purported to be granted to Licensee;

                  8.10. Licensor reasonable believes it owns or controls, all motion picture, performance and all other rights granted hereunder in and to the Joint Pictures and all the soundtracks thereof, and has obtained all necessary licenses required for the production, synchronization, exhibition, performance, distribution, marketing and exploitation of the Joint Pictures hereunder (including the music contained therein, subject only to the payment of such performing fees if any, as are customarily payable by exhibitors to such performing rights society as shall have jurisdiction) throughout the Territory and in perpetuity for any and all purposes licensed hereunder and by every means, method and device now or hereafter known or required for full, complete and unlimited exercise and enjoyment by Licensee of each and all of the rights herein granted to it; the performing rights to all musical compositions contained in the Picture are with respect to the contemplated use herein, (i) controlled by the American Society of Composers, Authors and Publishers (ASCAP), Broadcast Music, Inc. (BMI), the Performing Rights Society (PRS), SESAC, or their affiliates or (ii) in the public domain or (iii) controlled by Licensor to the extent required for the purpose of this Agreement in which event Licensor hereby grants a synchronization license and public performance license to Licensee with regard to all music contained in the Joint Pictures throughout the Territory and in perpetuity without additional consideration;

                  8.11 Licensor reasonably believes that there are no restrictions which would or could prevent Licensee from distributing the Joint Pictures by any media or means for which rights are granted to Licensee hereunder and there are not and will not be any payments (out of any part of any revenues from the distribution or exploitation of the Joint Pictures or otherwise) which must be made by Licensee to any actors, musicians, directors, writers or to other persons who participated in the Joint Pictures, or to any union, guild or other labor organization for any right to exhibit the Joint Pictures or as compensation in connection with such exhibition or for any other use of the Joint Pictures or any of the rights therein and thereto granted hereunder and Licensee shall have no obligation to pay any residuals except those set forth as a Disclosure item on Schedule A;

                  8.12 Licensor will take reasonable steps to ensure that the copyright in the Joint Pictures and the literary, dramatic and musical material upon which they are based or which are contained in the Joint Pictures will be valid and subsisting for the maximum period of copyright protection available throughout the universe.

         9.       INDEMNIFICATION.

                  9.1 Licensor shall, at all times, at its own expense, indemnify, defend and hold harmless Licensee, its parent, subsidiaries and affiliates and their respective officers, directors, agents, employees and licensees from and against any reasonable damages, liabilities, losses, costs and expenses (including reasonable legal fees and costs) directly arising out of any breach of any of the warranties, representations, agreements, covenants or obligations made by Licensor herein. Licensor shall reimburse Licensee on demand for amounts paid or incurred by Licensee, including reasonable attorney's fees. Pending final determination of any claim involving such breaches, Licensee may withhold sums due Licensor in an amount consistent with the amount of such claim, provided if Licensee withholds more than $5,000 with respect to a Joint Picture , Licensor shall not be obligated to deliver additional Joint Pictures hereunder. However, in any event, Licensee acknowledges its duty to take reasonable steps to mitigate any damages owed by Licensor under this agreement.

                  9.2 Licensee shall, at all times, at its own expense, indemnify, defend and hold harmeless Licensor, its parent, subsidiaries and affiliates and their respective officers, directors, agents, employees and licensees from and against any reasonable damages, liabilities, losses, costs and expenses (including reasonable legal fees and costs) directly arising out of any breach of any of the warranties, representations, agreements, covenants or obligations made by Licensee herein. Licensee shall reimburse Licensor on demand for amounts paid or incurred by Licensor, including reasonable attorney's fees.

         10.      CREDITS.

                  Licensor agrees to take reasonable steps to ensure that the main and end titles on the Beta SP videotapes of the Joint Pictures to be delivered to Licensee hereunder contain all necessary and proper credits for the actors, directors, writers and all other persons appearing in or connected with the production of the Joint Pictures who are entitled to receive the same. Licensor shall deliver to Licensee a complete statement setting forth said credits as they appear on the screen. Provided that Licensor delivers to Licensee a complete statement setting forth the names of all persons to whom Licensor is contractually obligated to accord credit in any advertising, publicity or exploitation of the Joint Pictures and includes in such statements excerpts from any such agreements defining and describing the form and nature of such required credits, then Licensee shall comply with the minimum requirements so indicated, provided that such credits are standard and customary in the adult motion picture business. If Licensee shall not have complied with the contractual requirements of which it has been so advised in writing, Licensee shall, upon written notice from Licensor, promptly endeavor to cure such failure on a prospective basis. No casual or inadvertent failure by Licensee or its licensees to comply with the provisions of this paragraph shall constitute a breach of this Agreement.

         11.      COPYRIGHT.

                  Licensor shall have the obligation to register the Joint Pictures for copyright protection. If Licensor fails to do so, Licensee shall have the right, at its election (but not the obligation) to cause any of the Joint Pictures to be registered for copyright in the sole name of Licensor and for such purpose, and only such purpose, Licensee is hereby appointed the attorney-in-fact of Licensor. In such connection, it is understood that copyright registration of such Joint Pictures shall initially be Licensor's responsibility, and if Licensor undertakes such copyright registration, it will affect registration in accordance with the foregoing in Licensor's name. Licensee shall be under no liability of any kind in the event there shall be failure to secure any such copyright or in the event of any defect in any such copyright. The party registering any of the Joint Pictures for copyright shall provide the other party with a photocopy of the certificate of copyright registration as soon as the same has been acquired. Licensor agrees to execute a Short Form Copyright Assignment in the form attached as Exhibit "F" for each Joint Picture delivered by Licensor to Licensee.

         12.      NO PARTNERSHIP; NO THIRD PARTY BENEFICIARIES.

                  Nothing contained herein shall constitute or be deemed a partnership between or joint venture by the parties hereto or constitute either party the agent of the other. Neither party shall hold itself out contrary to the terms of this Agreement and neither party shall become liable or responsible for any representation, act or omission of the other contrary to the provisions hereof. This Agreement is not for the benefit of any third party and shall not be deemed to give any right or remedy to any such party whether referred to herein or not.

         13.      WAIVER.

                  No waiver by any party hereto of the breach of any term or condition of this Agreement shall be deemed or construed to be a waiver of the breach of such term or condition in the future, or of any preceding or subsequent breach of the same or any other term or condition of this or any other agreement.

         14.      REMEDIES CUMULATIVE.

                  All remedies, rights, undertakings, obligations and agreements contained in this Agreement shall be cumulative, and none of them shall be in limitation of any other remedy, right, undertaking, obligation or agreement of either party.

         15.      ASSIGNMENT.

                  Licensee shall have the right to assign this Agreement or any of its rights or interests hereunder, to any parent, subsidiary or affiliate or to any other person, firm or corporation, with Licensor's prior written approval, not to be unreasonably withheld. Any assignee must assume all obligations to Licensor under this Agreement in writing however Licensee and Spice shall remain fully liable on Licensee's obligations hereunder. Licensor may not assign its rights or obligations under this Agreement without the prior written consent of Licensee, which consent shall not be unreasonably withheld.

         16.      ADDITIONAL DOCUMENTS.

                  Each party shall execute, acknowledge and deliver to the other, promptly upon the request of the other party therefor, any other instruments or documents necessary or desirable to evidence, effectuate, or confirm this Agreement, or any of the terms and conditions hereof. With respect thereto, Licensor shall execute and deliver to Licensee the Short Form Assignment attached hereto as Schedule "E" and incorporated herein by reference, for recordation in the U.S. Copyright Office to demonstrate Licensee's rights as set forth herein. For purposes of this section only, Licensor hereby appoints Licensee its attorney-in-fact with the right, but not the obligation, to execute, acknowledge and deliver in Licensor's name and on Licensor's behalf any such document or instrument which Licensor shall fail to provide in connection herewith.

         17.      MODIFICATIONS.

                  This Agreement, together with its exhibits, cannot be amended, modified or changed in any way whatsoever excepting only by a written instrument duly executed by authorized officers of the parties hereto.

         18.      ENTIRE AGREEMENT.

                  This Agreement shall be binding upon the parties hereto and their respective successors, licensees, assigns, and other representatives, and hereby cancels and supersedes all prior negotiations and understandings between the parties relating to the Joint Pictures, and together with the Master Agreement and the License Agreement contains all of the terms, covenants, conditions, representations and warranties of the parties hereto in relation to the subject matter hereof.

         19.      SEVERABILITY.

                  In the event that any term, condition, covenant, agreement, requirement or provision herein contained shall be held by any Court or arbitration tribunal having jurisdiction to be unenforceable, illegal, void or contrary to public policy, such term, condition, covenant, agreement, requirement or provision shall be of no effect whatsoever upon the binding force or effectiveness of any of the others hereof, it being the intention and declaration of the parties hereto that had they or either of them, known of such unenforceability, illegality, invalidity or contrariety to public policy, they would have entered into a contract each with the other, containing all of the other terms, conditions, covenants, agreements, requirements and provisions hereof.

         20.      NOTICES.

                  All notices, statements, or other instruments required or desired to be given hereunder by either party shall be in writing and shall be given at the address set forth at the head of this Agreement, and shall be either deposited in the mails in the country of origin (postage prepaid), sent by telegraph or telecopier (charges prepaid), or personally delivered, and shall be deemed given upon the date of such deposit, sending, or delivery. Either party shall have the right to designate other or different addresses for the giving of any notices hereunder by a notice given in accordance with the provisions of this paragraph. All payments shall be remitted to Licensor at the address designated at the head of this Agreement, or such other address as Licensor shall so advise Licensee in writing.

         21.      GOVERNING LAW.

                  This Agreement shall be deemed made in and is to be construed and interpreted in accordance with and governed by the internal laws of the State of New York applicable to contracts executed and to be performed therein. Any dispute between the parties hereto with respect to the subject matter of this Agreement shall be resolved in the State or Federal Courts in the County of New York, New York and the parties do hereby specifically consent to the jurisdiction and venue of said Courts. The parties further agree that service of any pleading, document, notice, or paper ("Document") hereunder may be effected by mailing said Document certified mail to the party being served in any action hereunder at the address set forth at the head of this Agreement, and that any Document so served shall be deemed served on the recipient with same legal force and effect as if personally served upon the recipient within New York County, New York.

         22.      LICENSEE'S REMEDIES.

                  It is hereby agreed that certain of th rights granted or reserved by Licensee and Licensor hereunder are of special and unique nature, the loss of which cannot be adequetely compensated at law, and in the event of a breach of any of the provisions hereof granting or reserving such rights, the aggrieved party shall be entitled to specific performance, injunctive relief, and/or such other equitable relief as may be applicable, however, the exercise of such equitable relief or any one type of equitable relief shall not be construed as or be deemed to be a waiver of any other rights and remedies to which such party may be entitled at law, in equity, or otherwise.

         23.      LICENSOR'S REMEDY FOR NONPAYMENT.

                  If Licensee defaults with respect to payment of the license fee for a Picture and such default is not cured within twenty (20) business days after written notice, then Licensee shall have no rights with respect to the Picture for which payment has not been received, Licensor shall be entitled to seek an injunction against Licensee's exploitation of such Picture and Licensor shall have the right to terminate this Agreement with respect to Joint Pictures not yet delivered to Licensee.

         24.      ATTORNEYS' FEES.

                  In any action between the parties relating to this Agreement, the enforcement of any of its terms or to any other contract relating to the subject matter of this Agreement, the prevailing party shall, in addition to any other award of damage or other remedy, be entitled to reasonable attorney's fees, costs and expenses as may be fixed by the Court provided however the amount of attorney's fees shall not exceed the amount of any monetary judgment.

         IN WITNESS WHEREOF, the parties hereto have executed the foregoing agreement as of the date and year first above written.

                                    LICENSOR

                                    VCA LABS, INC.
                                    a California corporation


                                    By:      _____________________________
                                             RUSSELL J. HAMPSHIRE, President





                                    LICENSEE

                                             MEDIA LICENSING, INC.
                                             a Nevada corporation


                                   By:      _____________________________
                                            Mark Graff, President


                  Spice hereby unconditionally guarantees the full and timely performance by Licensee of Licensee's obligations hereunder and the accuracy of the representations, warranties and covenants of Licensee hereunder.

SPICE, INC.


By:_________________________

                                  SCHEDULE "A"
                                    (SAMPLE)

                              Dated:________________, 199_.


This is AMENDMENT NO. ______ to the Agreement dated March ___, 1995 between VCA Labs, Inc. and Media Licensing, Inc. All terms defined in the Agreement shall have the same meanings herein.

1. The following Joint Pictures are licensed to Licensee in accordance with the Agreement:

-------------------------------------------------------

-------------------------------------------------------

-------------------------------------------------------

-------------------------------------------------------.

2. Except as specifically provided in this Amendment, the Agreement shall remain unaffected and is hereby ratified and confirmed.

3. Notice of limitation of rights granted, other contractual requirements or portions of Joint Picture previously released.

"Licensor"

VCA Labs, Inc.
a California corporation


By: __________________________


"Licensee"

MEDIA LICENSING, INC.
a Nevada corporation


By:  __________________________
       STEVE SARIL


                                  SCHEDULE "B"
                                    (SAMPLE)

                                  APPROVED LIST

                    Dated for reference:________________, 199_.

This is Schedule "B" ______ to the Agreement dated March ___, 1995 between VCA Labs, Inc. and Media Licensing, Inc.

1. Pursuant to paragraph 3.7 of the Agreement, the following performers are pre-approved for all Principal Roles in any of the Joint Pictures:

-----------------------------------------

-----------------------------------------

-----------------------------------------

-----------------------------------------

-----------------------------------------

-----------------------------------------

-----------------------------------------

-----------------------------------------

2. Pursuant to paragraph 3.7 of the Agreement, the following Directors are pre-approved for any of the Joint Pictures:

-----------------------------------------

-----------------------------------------

-----------------------------------------

-----------------------------------------

-----------------------------------------

-----------------------------------------

----------------------------------------



                                  SCHEDULE "C"

                                DELIVERY SCHEDULE

                              DELIVERY OF MATERIALS

         Except as otherwise provided herein, in respect of each the Joint Pictures, Licensor shall make physical delivery, at the sole cost and expense of Licensor, of the items set forth herein to such Delivery Location as hereinafter designated or as Licensee shall otherwise designate.

A.       Delivery Locations.

         1.       [Insert Laboratory name and address].

         2.       [Insert Licensee's recipient of Delivery Items].

         3.       [Insert Video Duplicator name and address].

         4.       [Insert Sound House name and address].

B.       Film Materials.

         For all of the Filmed Pictures:

         1. Original Negative. Access to the original 35mm Picture negative (without scratches or defects) conformed to the American National Standards Institute catalogue reference P.H.22.59, "35mm Motion Picture Camera Aperture Images", fully cut, edited and assembled, complete with credits and main title, narrative (if any), end titles and all descriptive titles, and conforming to the final edited version of the action work print of the Picture approved by Licensee and in all respects ready and suitable for the manufacture of the Protection Interpositive. (Deliver fully executed Laboratory Access Letter to Jan Partnoy/GPPV Operations in New York.)

         2. Optical Sound Track Negative. Access to one (1) fully mixed and recorded original 35mm Optical Sound Track Negative of the Picture, of technically acceptable quality, prepared for printing in perfect synchronization with the Picture Negative and conforming in all respects to the Release Print approved by Licensee. (Per Laboratory Access Letter).

         3. Magnetic 6-Track 35mm Fullcoat. Access to one (1) 35mm original magnetic 6-track fullcoat, consisting of separate dialogue, music and 100% filled sound effects, fully recorded and equalized in perfect synchronization with the Picture action, and conforming in all respects to the Release Print approved by Licensee. Sound track channel assignments as follows: Ch.1 Composite Stereo Left. Ch.2 Composite Stereo Right. Ch.3 Music and Effects Stereo Left. Ch.4 Music and Effects Stereo Right. Ch.5 Separate Sound Effects fully filled. Ch.6 Separate Dialogue with no sound effects.

         4. Color Interpositive Protection Master. If the Picture is in color, access to one (1) corrected and complete interpositive master of the Picture, conformed in all respects to the Answer Print for protection
purposes.   (Per Laboratory Access Letter).

         5. Color Internegative/Dupe Negative. Access to one (1) 35mm Internegative manufactured from the Color Interpositive Protection Master conformed in all respects to the delivered and accepted Release Print. (Per Laboratory Access Letter).

C.       Videotape Items.

         For each of the Joint Pictures (whether Filmed Pictures or Videotaped Pictures):

         1. Video Masters. One (1) video master in High Band PAL made from NTSC video master (which shall also be furnished ) manufactured from a low contrast print or the interpositive or the master if shot on video tape of both the Explicit Version and Cable Version of the Joint Picture.

                  (a) Video Format and specifications shall conform with guidelines as detailed in (Technical Specifications for Videotape Supplied to Graff Pay-Per-View, Inc.).

D.       Publicity Materials.

         1. Black and White Stills. Access to any Black and White photography depicting scenes in the Picture with members of the cast. (Deliver Access Letter to Robin Sacks/GPPV Marketing in New York.)

         2. Color Transparencies. Access to all production color slides depicting scenes in the Picture with members of the cast (including Principal Actors) appearing therein. A minimum of fifty color slides selected by Licensee will be duplicated and delivered. (Deliver to Robin Sacks/GPPV Marketing in New York.)

         3. 4" x 5" transparency (or such other format as is acceptable to Licensee) of the keyart for each Picture, and copies of all other existing artwork, advertising or promotional campaigns, including ad slicks and one-sheets, if any. (Deliver to Robin Sacks/GPPV Marketing in New York.)

E.       Legal and Publicity Documents.

         For each of the Joint Pictures:

         1. Laboratory Access Letters. Fully executed Laboratory Access Letters, as provided in paragraph 4(D) of the Agreement, and in the form attached thereto as Schedule "D" giving Licensee irrevocable access for the period of this Agreement, to all preprint and video materials being held in various facilities. Said letters are to be countersigned by laboratories. (Deliver to Jan Partnoy/GPPV Operations in New York.)

         2. Sound Laboratory Access Letter. One (1) letter of access to the Sound Service Facility, giving Licensee irrevocable access for the period of this Agreement, to all preprint and video materials being held. (Deliver to Jan Partnoy/GPPV Operations in New York.)

         3. Final Shooting Script. One (1) copy of the final shooting script of each of the Joint Pictures. (Deliver to Robin Sacks/GPPV Marketing in New York.)

         4. Feature Dialogue, Continuity and Spotting List. 2 copies in the English language of a detailed, final dialogue and action continuity, in an acceptable format, of the completed Joint Pictures and 2 copies in the English language of a detailed final spotting list for the purpose of subtitling, in an acceptable format, of the Joint Pictures.
(Deliver to Jan Partnoy/GPPV Operations in New York.)

         5. Synopsis. Three (3) copies of a brief synopsis in the English language (one typewritten page in length) of each Picture. (Deliver to Barry Teiman/GPPV Programming in Santa Monica.)

         6. Technical Crew. Three (3) copies of a list of all technical personnel (including their title or assignment) involved in the production of the Joint Pictures. (Deliver to Barry Teiman/GPPV Programming in
Santa Monica.)

         7. Credit Obligations. Three (3) copies of the Screen Credit Obligations, Paid Advertising Credit Obligations, and any and all contracts of the cast (including releases, name and likeness use and approval), director, cinematographer, screenwriter(s), producer(s), and author(s), (or other owner(s) of underlying material, if applicable). (Deliver to Barry Teiman/GPPV Programming in Santa Monica.)

         8. Music Cue Sheets. 2 Music Cue Sheets for each Picture setting forth the titles of the compositions, names of the composers, the nature, extent, exact timing and uses made of each composition in the Picture, the name and address of the owner of the copyright of each composition, if copyrighted, and the name and address of the publisher thereof, if published. (Deliver to Barry Teiman/GPPV Programming in Santa Monica.)

         9. Certificate of Origin. Ten (10) original, notarized Certificates of Origin for each of the Joint Pictures.
(Deliver to _________________.)

         10. Assignment of Rights. Ten (10) original, notarized assignment of rights in each of the Joint Pictures from Licensor to Licensee. (Deliver to ________________.)

         11. Insurance Certificate. Insurance certificate evidencing coverage of the Picture and naming Licensee as an Additional Insured under a standard producer's liability ("E & O") insurance policy issued by a nationally recognized, U.S. insurance carrier reasonably acceptable to Licensee for a period of at least one (1) year following delivery of the Picture. Such policy shall: (a) have limits of not less than one million dollars ($1,000,000) for a single occurrence/three million dollars ($3,000,000) annual aggregate, (b) name Licensee, its parent, subsidiaries, affiliates, licensees, and their respective officers, directors, agents and employees as additional insureds, (c) not provide for a deductible or retention of more than $10,000, (d) provide that such policy shall not be canceled, terminated, or modified without thirty (30) days written notice to Licensee, (e) not contain any exceptions (unless approved in writing by Licensee),(f) state that such policy is primary, state that any insurance maintained by Licensee is neither primary or contributing, and contain a provision or endorsement negating the "other insurance" clause (if any). In the event of cancellation, termination or modification of such policy, Licensor shall immediately secure a substitute policy satisfactory to Licensee. If Licensor fails to secure or maintain said insurance, Licensee may terminate this Agreement, or at its sole election, obtain its own insurance and deduct the cost thereof from any monies payable to Licensor hereunder or otherwise (Deliver to __________________.)

         12. Copyright Certificate. For each Picture fully executed, dated and numbered, United States Copyright Form PA, verifying the copyright number and year of publication (including extensions and renewals, if applicable) and when issued, a copy of the Certificate of Copyright. (Deliver to __________________.)

         13. Music Licenses and Composer's Agreement. Copies of Music Licenses (synchronization and mechanical) and the Composer's Agreement. (Deliver to __________________.)

         14. Chain of Title. Chain of title clearances (Licensor must provide in all contracts that all work created for the film was "work made for hire" and that all right, title and interest and all results and proceeds are owned by Licensor). (Deliver to _________________.)

         15. UCC Search. Current UCC searches showing each Picture is free and clear of any and all liens. (Deliver to __________________. )

         16. Acquisition of Underlying Material Agreements. Copies of Acquisition of Rights from novel or short story author, if applicable.
These documents must state that all work created for the film was "work made for hire" and that all right, title and interest and all results and proceeds are owned by Licensor). (Deliver to_____________________.)

         17. Mortgage and Assignment of Copyright. For each Picture, 2 fully executed and notarized copies of the Mortgage and Assignment of Copyright.

         Acceptance by Licensee of less than all of the foregoing items with respect to the Joint Pictures and/or release of any of the Joint Pictures by Licensee, prior to delivery of all of the aforementioned items, shall in no event be construed as a waiver by Licensee of Licensor's obligation to deliver any such item not so delivered. No waiver of delivery of any such item shall be valid or binding unless in writing and signed by Licensee.

         Licensor agrees to keep Licensee advised at all times as to the location of the principal preprint elements and other materials with respect to which Licensee has been granted access hereunder. With respect to unfinished films, Licensor agrees to keep Licensee advised of the production status at regular intervals.